Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2019 Third Quarter

  Total net revenues increased 4.1 percent to $248.4 million compared with $238.5 million in the prior year period.
  Net loss was $8.2 million, or a loss of $0.13 per share, compared with a net loss of $8.5 million, or a loss of $0.13 per share in the prior year period.
  Adjusted EBITDA1 was a loss of $4.4 million, compared with a loss of $3.6 million in the prior year period.
  Company increases its guidance for fiscal 2019 EPS.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted”) results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 30, 2019--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2019 third quarter ended March 31, 2019.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “During the fiscal third quarter, we continued to drive strong revenue growth despite the shift of the Easter holiday into our fiscal fourth quarter, compared with last year when the holiday fell in our fiscal third quarter. The investments we have been making in the 1-800-Flowers.com brand throughout the year enabled us to further extend our market leading position during the quarter, achieving growth of nearly seven percent, driven by a strong Valentine’s Day holiday period. In our BloomNet business, we continued to see strong order volume growth, which is helping to expand our market share position. BloomNet revenues for the period increased 15.1 percent, also driven by strong Valentine’s Day performance.

“In our Gourmet Foods and Gift Baskets segment, the Easter shift resulted in revenues being down 3.8 percent. However, throughout the quarter we saw strong revenue increases in everyday gifting occasions with Harry & David and 1-800-Baskets continuing to achieve strong growth in everyday occasions such as Birthday, Sympathy, Get Well and Thank You. Also, during the quarter, we continued to invest in innovations focused on customer engagement with enhancements to our category-leading mobile platforms and AI-driven conversational commerce initiatives. As we head into our fiscal fourth quarter, which will benefit from the Easter shift, we are well positioned to continue our strong growth momentum and further enhance our position as our customers’ leading destination to help them express, connect and celebrate,” he said.

Third Quarter 2019 Financial Results

For the third quarter of 2019, total net revenues increased 4.1 percent to $248.4 million compared with $238.5 million in the prior year period. This growth was achieved despite the shift of the Easter holiday into the Company’s fiscal fourth quarter. Revenue growth for the quarter was primarily driven by strong growth during the Valentine’s Day holiday period for the Company’s 1-800-Flowers brand and BloomNet wire service business, which increased 7.0 percent and 18.0 percent, respectively, compared with the prior year holiday period. Revenues also benefited from strong growth in everyday gifting for 1-800-Flowers.com, Harry & David and 1-800-Baskets.

Gross profit margin for the quarter was 39.3 percent, compared with gross profit margin of 39.2 percent in the prior year period. Operating expenses as a percent of total revenues were 45.1 percent, compared with 44.4 percent in the prior year period.

The combination of these factors resulted in an Adjusted EBITDA loss of $4.4 million compared with an Adjusted EBITDA loss of $3.6 million in the prior year period. The increased Adjusted EBITDA loss in the period primarily reflects the impact of the Easter shift combined with the Company’s investments to drive accelerated revenue growth and higher bonus expense reflecting the Company’s expectation that it will pay full bonuses in fiscal 2019 compared with a minimal bonus payout in fiscal 2018. Net loss for the quarter was $8.2 million, or loss of $0.13 per share, essentially unchanged compared with a net loss of $8.5 million, or loss of $0.13 per share, in the prior year period.

Segment Results:

The Company provides fiscal 2019 third quarter selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter were $75.4 million, down 3.8 percent compared with revenues of $78.5 million in the prior year period reflecting the shift of the Easter holiday into the Company’s fiscal fourth quarter. This was somewhat offset by the strong growth in everyday gifting occasions for Harry & David and 1-800-Baskets. Gross profit margin increased 180 basis points to 35.6 percent, compared with 33.8 percent in the prior year period reflecting logistics initiatives to reduce shipping and transportation costs, combined with strategic pricing initiatives. As a result of these factors, segment contribution margin loss improved 18.3 percent to $7.2 million, compared with a segment contribution margin loss of $8.8 million in the prior year period.
  Consumer Floral: Fiscal third quarter revenues increased 6.7 percent to $144.8 million, compared with $135.8 million in the prior year period primarily reflecting strong growth for the Valentine’s Day holiday as well as for everyday gifting occasions. Gross margin was 38.9 percent, down 70 basis points, compared with 39.6 percent in the prior year period. This reflected the increased promotional nature of the Valentine’s Day holiday period combined with strong growth in the Company’s Passport program. Segment contribution margin was $15.4 million, down 5.3 percent compared with $16.2 million in the prior year period primarily reflecting the impact of the Easter shift combined with the Company’s continued investments to drive accelerated revenue growth and higher bonus expense accrual.
  BloomNet Wire Service: Revenues for the quarter increased 15.1 percent to $28.2 million, compared with $24.5 million in the prior year period primarily reflecting strong growth in order volumes. Gross profit margin was 49.9 percent, compared with 52.8 percent in the prior year period, primarily reflecting product mix and the Company’s investments to accelerate revenue growth. Segment contribution margin increased 12.3 percent to $9.5 million, compared with $8.4 million in the prior year period.

Company Guidance:

The Company is updating its guidance for fiscal 2019 based on the strong results of the first nine months of the fiscal year and its expectation for solid performance in its fiscal fourth quarter, which includes Easter and the Mother’s Day holiday period. Updated guidance for fiscal 2019 is as follows:

  Consolidated revenue growth is now expected to be at the high end of the Company’s previously guided range of 7 -to- 8 percent;
  EPS guidance is being increased to a range of $0.49 -to- $0.50 per diluted share from a previous range of $0.44 -to- $0.46 per diluted share;
  Adjusted EBITDA is now expected to be at the high end of the Company’s previously guided range of $80.0 -to- $82.0 million;
  Free Cash Flow for the year is now expected to be at the high end of the Company’s previously guided range of $30.0 million - to - $40.0 million.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. See Selected Financial Information for details on how Segment Contribution Margin was calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin provides management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income and Adjusted Net Income Per Common Share:

We define Adjusted Net Income and Adjusted Net Income Per Common Share as Net Income and Net Income Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income and Adjusted Net Income Per Common Share were calculated for each period presented. We believe that Adjusted Net Income and Adjusted EPS are meaningful measures because they increase the comparability of period to period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income and Net Income Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, FruitBouquets.com®, Harry & David®, Moose Munch®, The Popcorn Factory®, Wolferman’s®, Personalization Universe®, Simply Chocolate®, and Goodsey℠. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral wire service providing a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac®, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. received the Gold award in the “Mobile Payments and Commerce” category at the Mobile Marketing Association 2018 Global Smarties Awards. In addition, Harry & David was named to the Internet Retailer 2019 “The Hot 100” list. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements; including, but not limited to, statements regarding the Company’s expectations for: its ability to continue to drive accelerated revenue growth in the fourth quarter of fiscal 2019 compared with the prior year period and to achieve its updated guidance for fiscal year 2019 revenue and earnings for consolidated revenue growth at the high end of a range of 7.0-to-8.0 percent compared with the prior year; EPS in a range of $0.49 - to - $0.50 per diluted share; Adjusted EBITDA at the high end of a range of $80.0 - to - $82.0 million; and Free Cash Flow for the year in a range of $30.0 million - to - $40.0 million; its ability to leverage its operating platform and reduce its operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products.Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company's management believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Tuesday, April 30, 2019, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM, Inc. web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. EDT on the day of the call through May 7, 2019 at: (US) 1-888-203-1112; enter conference ID #: 4041512.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	March 31, 2019	July 1, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$206,377	$147,240
Trade receivables, net	19,166	12,935
Inventories	74,377	88,825
Prepaid and other	20,592	24,021
Total current assets	320,512	273,021

Property, plant and equipment, net	158,190	163,340
Goodwill	62,590	62,590
Other intangibles, net	59,762	59,823
Other assets	13,894	12,115
Total assets	$614,948	$570,889

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,381	$41,437
Accrued expenses	103,012	73,299
Current maturities of long-term debt	12,219	10,063
Total current liabilities	140,612	124,799

Long-term debt	83,595	92,267
Deferred tax liabilities	27,011	26,200
Other liabilities	14,788	12,719
Total liabilities	266,006	255,985
Total stockholders’ equity	348,942	314,904
Total liabilities and stockholders’ equity	$614,948	$570,889

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (In thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Net revenues:
E-commerce (combined online and telephonic)	$204,361	$196,866	$780,882	$729,769
Other	44,052	41,679	208,343	192,218
Total net revenues	248,413	238,545	989,225	921,987
Cost of revenues	150,893	145,090	568,338	525,995
Gross profit	97,520	93,455	420,887	395,992
Operating expenses:
Marketing and sales	71,163	68,215	243,781	231,708
Technology and development	11,511	10,241	32,696	29,086
General and administrative	22,447	19,553	64,480	58,128
Depreciation and amortization	7,028	7,885	22,840	24,646
Total operating expenses	112,149	105,894	363,797	343,568
Operating income (loss)	(14,629)	(12,439)	57,090	52,424
Interest (income) expense, net	(30)	662	2,390	2,919
Other (income) expense, net	(1,285)	31	(293)	(315)
Income (loss) before income taxes	(13,314)	(13,132)	54,993	49,820
Income tax expense (benefit)	(5,073)	(4,669)	11,922	806
Net income (loss)	$(8,241)	$(8,463)	$43,071	$49,014

Basic net income (loss) per common share	$(0.13)	$(0.13)	$0.67	$0.76

Diluted net income (loss) per common share	$(0.13)	$(0.13)	$0.65	$0.73

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,194	64,527	64,383	64,694
Diluted	64,194	64,527	66,456	66,949

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Nine Months Ended
	March 31, 2019	April 1, 2018

Operating activities:
Net income	$43,071	$49,014
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	22,840	24,646
Amortization of deferred financing costs	671	721
Deferred income taxes	811	(13,004)
Bad debt expense	1,018	906
Stock-based compensation	4,531	3,002
Other non-cash items	(301)	249
Changes in operating items:
Trade receivables	(7,249)	(9,347)
Inventories	14,448	6,956
Prepaid and other	2,675	(45)
Accounts payable and accrued expenses	14,741	1,453
Other assets	(349)	(88)
Other liabilities	98	110
Net cash provided by operating activities	97,005	64,573

Investing activities:
Working capital adjustment related to sale of business		(8,500)
Capital expenditures, net of non-cash expenditures	(16,845)	(15,809)
Net cash used in investing activities	(16,845)	(24,309)

Financing activities:
Acquisition of treasury stock	(14,765)	(12,075)
Proceeds from exercise of employee stock options	929	179
Proceeds from bank borrowings	30,000	30,000
Repayment of bank borrowings	(37,187)	(35,031)
Net cash used in financing activities	(21,023)	(16,927)

Net change in cash and cash equivalents	59,137	23,337
Cash and cash equivalents:
Beginning of period	147,240	149,732
End of period	$206,377	$173,069

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$144,821	$135,782	6.7%
BloomNet Wire Service	28,185	24,498	15.1%
Gourmet Food & Gift Baskets	75,445	78,458	(3.8%)
Corporate	263	264	(0.4%)
Intercompany eliminations	(301)	(457)	34.1%
Total net revenues	$248,413	$238,545	4.1%

Gross profit:
1-800-Flowers.com Consumer Floral	$56,334	$53,744	4.8%
	38.9%	39.6%

BloomNet Wire Service	14,071	12,931	8.8%
	49.9%	52.8%

Gourmet Food & Gift Baskets	26,848	26,532	1.2%
	35.6%	33.8%

Corporate	267	248	7.7%
	101.5%	93.9%

Total gross profit	$97,520	$93,455	4.3%
	39.3%	39.2%

EBITDA (non-GAAP)
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$15,364	$16,226	(5.3%)
BloomNet Wire Service	9,480	8,439	12.3%
Gourmet Food & Gift Baskets	(7,202)	(8,811)	18.3%
Segment Contribution Margin Subtotal	17,642	15,854	11.3%
Corporate (b)	(25,243)	(20,408)	(23.7%)
EBITDA (non-GAAP)	(7,601)	(4,554)	(66.9%)

Add: Stock-based compensation	1,903	933	104.0%
Add: Comp charge related to NQ Plan Investment Appreciation	1,294	30	4213.3%
Adjusted EBITDA (non-GAAP)	$(4,404)	$(3,591)	(22.8%)

	Nine Months Ended
	March 31, 2019	April 1, 2018	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$338,003	$312,456	8.2%
BloomNet Wire Service	75,613	64,637	17.0%
Gourmet Food & Gift Baskets	575,966	545,408	5.6%
Corporate	845	851	(0.7%)
Intercompany eliminations	(1,202)	(1,365)	11.9%
Total net revenues	$989,225	$921,987	7.3%

Gross profit:
1-800-Flowers.com Consumer Floral	$131,254	$123,322	6.4%
	38.8%	39.5%

BloomNet Wire Service	38,306	35,682	7.4%
	50.7%	55.2%

Gourmet Food & Gift Baskets	250,550	236,152	6.1%
	43.5%	43.3%

Corporate	777	836	(7.1%)
	92.0%	98.2%

Total gross profit	$420,887	$395,992	6.3%
	42.5%	42.9%

EBITDA (non-GAAP)
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$32,667	$33,988	(3.9%)
BloomNet Wire Service	25,375	22,832	11.1%
Gourmet Food & Gift Baskets	89,191	79,698	11.9%
Segment Contribution Margin Subtotal	147,233	136,518	7.8%
Corporate (b)	(67,303)	(59,448)	(13.2%)
EBITDA (non-GAAP)	79,930	77,070	3.7%
Add: Stock-based compensation	4,531	3,002	50.9%
Add: Comp charge related to NQ Plan Investment Appreciation	327	669	(51.2%)

Adjusted EBITDA (non-GAAP)	$84,788	$80,741	5.0%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income (loss) to adjusted net income (loss) (non-GAAP):

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018

Net income (loss)	$(8,241)	$(8,463)	$43,071	$49,014
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP):
Deduct U.S. tax reform benefit on deferred taxes (c)		-		12,158
Adjusted net income (loss) (non-GAAP)	$(8,241)	$(8,463)	$43,071	$36,856

Basic and diluted net income (loss) per common share
Basic	$(0.13)	$(0.13)	$0.67	$0.76
Diluted	$(0.13)	$(0.13)	$0.65	$0.73

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$(0.13)	$(0.13)	$0.67	$0.57
Diluted	$(0.13)	$(0.13)	$0.65	$0.55

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) per common share
Basic	64,194	64,527	64,383	64,694
Diluted	64,194	64,527	66,456	66,949

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited) (continued)

Reconciliation of net income (loss) to Adjusted EBITDA (non-GAAP):

	Three Months Ended		Nine Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018

Net income (loss)	$(8,241)	$(8,463)	$43,071	$49,014
Add:
Interest (income) expense, net	(1,315)	693	2,097	2,604
Depreciation and amortization	7,028	7,885	22,840	24,646
Income tax expense			11,922	806
Less:
Income tax benefit	5,073	4,669
EBITDA	(7,601)	(4,554)	79,930	77,070
Add: Compensation charge related to NQ plan investment appreciation	1,294	30	327	669
Add: Stock-based compensation	1,903	933	4,531	3,002
Adjusted EBITDA	$(4,404)	$(3,591)	$84,788	$80,741

a)	Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

b)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

c)	The adjustment to deduct U.S. tax reform impact from Net Income includes the impact of the re-valuation of the Company’s deferred tax liability of $12.2 million, or $0.18 per diluted share, but does not include the ongoing impact of the lower federal corporate tax rate.

Click here to subscribe to Mobile Alerts for 1-800-Flowers.

CONTACT:
Investor Contact:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com